EXHIBIT 10.4

ASTORIA BANK
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT WITH EXECUTIVE OFFICER
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of October 16, 2014 by and between ASTORIA BANK, a savings association organized and operating under the federal laws of the United States and having an office at One Astoria Bank Plaza, Lake Success, New York 11042-1085 (the “Bank”) and, Gerard C. Keegan, an individual residing at 89 Eleventh Street, Garden City, New York 11530 (the “Executive”).
WITNESSETH:
WHEREAS, the Executive currently serves the Bank in the capacity of Vice Chairman, Senior Executive Vice President and Chief Operating Officer and as Vice Chairman, Senior Executive Vice President and Chief Operating Officer of the Bank’s savings and loan holding company, ASTORIA FINANCIAL CORPORATION, a publicly held business corporation organized and operating pursuant to the laws of the State of Delaware (the “Company”); and
WHEREAS, the Bank desires to assure for itself the continued availability of the Executive’s services and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control (as hereinafter defined); and
WHEREAS, the Executive is willing to continue to serve the Bank on the terms and conditions hereinafter set forth; and
WHEREAS, the Executive currently has an Employment Agreement with the Bank entered into on January 1, 1996 (the “Initial Effective Date”), amended and restated on January 1, 2000, further amended as of August 15, 2007, further amended and restated as of January 1, 2009 and further amended as of April 21, 2010 (such agreement, as amended, the “Prior Agreement”);
NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby amend and restate in its entirety the Employment Agreement by and between the Bank and the Executive as amended through April 21, 2010 so as to provide as follows from and after the date hereof:
Section 1.    Employment.
The Bank agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.    Employment Period; Remaining Unexpired Employment Period.

(a)    The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 (the “Employment Period”). The Employment Period shall be for an initial term of three years beginning on the Initial Effective Date and ending on the third anniversary date of the Effective Date, plus such extensions, if any, as are provided by the Board of Directors of the Bank (the “Board”) as provided below. Prior to the first anniversary of the date of this Agreement and on each anniversary date thereafter (each an “Anniversary Date), the Board shall review the terms of this Agreement and the Executive’s performance of services hereunder and may, in the absence of objection from the Executive, approve an extension of the Employment Period. In such event, the Employment Period shall be extended to the third anniversary of the relevant Anniversary Date (or, if earlier the Executive’s seventieth (70th) birthday. In no event shall any extension cause the Employment Period to end later than the Executive’s seventieth (70th) birthday. Unless sooner terminated by non-extension, the Employment Period will end automatically, and without the requirement of any notice or other action, on the Executive’s seventieth (70th) birthday.
(b)    For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the earlier of (i) the Anniversary Date on which the Employment Period (as extended pursuant to Section 2(a) of this Agreement) is then scheduled to expire and (ii) the Executive’s seventieth (70th) birthday.
(c)    Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Executive’s employment at any time during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and the Executive in the event of any such termination shall be determined pursuant to this Agreement.
Section 3.    Duties.
The Executive shall serve as Vice Chairman, Senior Executive Vice President and Chief Operating Officer of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or pursuant to the By-Laws of the Bank and as are customarily associated with such position. The Executive shall devote his or her full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and shall use his or her best efforts to advance the interests of the Bank.
Section 4.    Cash Compensation.
In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to him or her a salary at an initial annual rate of SIX HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($625,000.00), payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. At least annually during the Employment Period, the Board shall review the Executive’s annual rate of salary and may, in its discretion, approve an increase therein. In no event shall the Executive’s annual rate of salary under this Agreement in effect at a particular time be reduced without his or her prior written consent and any such reduction in the absence of such consent shall be a material breach of this Agreement. In addition to salary, the Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.
Section 5.    Employee Benefit Plans and Programs.
During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified and non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Bank, including those for Senior Executive Vice Presidents, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank’s customary practices.
Section 6.    Indemnification and Insurance.

(a)    During the Employment Period and for a period of six (6) years thereafter, the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.

(b)    To the maximum extent permitted under applicable law, during the Employment Period and for the maximum period allowed under applicable law thereafter, the Bank shall indemnify the Executive against, defend and hold him or her harmless from any costs, liabilities, losses and exposures for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank, to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or any subsidiary or affiliate thereof. No provision of this Agreement nor any termination or expiration of this Agreement is intended to authorize the elimination or impairment of any right to indemnification or to advancement of expenses arising under a provision of the charter or a bylaw of the Bank by amendment to such a provision after the occurrence of an act or omission that is the subject of an action, suit or proceeding for which indemnification is sought.
Section 7.    Other Activities.
(a)    The Executive may serve as a member of the board of directors of such business, community and charitable organizations as he or she may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld or delayed);

provided, however, that such service shall not materially interfere with the performance of his or her duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his or her duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated executives.
(b)    The Executive may also serve as an officer or director of the Company on such terms and conditions as the Bank and the Company may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive’s performance of his or her duties hereunder or otherwise result in a material breach of this Agreement.
Section 8.    Working Facilities and Expenses.
The Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written, or at such other location within Queens County or Nassau County, New York at which the Bank shall maintain its principal executive offices, or at such other location as the Bank and the Executive may mutually agree upon. The Bank shall provide the Executive at his or her principal place of employment with a private office, secretarial services and other support services and facilities suitable to his or her position with the Bank and necessary or appropriate in connection with the performance of his or her assigned duties under this Agreement. The Bank shall provide to the Executive for his or her exclusive use an automobile owned or leased by the Bank and appropriate to his or her position, to be used in the performance of his or her duties hereunder, including commuting to and from his or her personal residence and which may be used by Executive for personal purposes. The Bank shall (i) reimburse the Executive for all expenses associated with his or her business use of the aforementioned automobile; (ii) reimburse the Executive for his or her ordinary and necessary business expenses incurred in the performance of his or her duties under this Agreement (including but not limited to travel and entertainment expenses) that are excludible from the Executive’s gross income for federal income tax purposes; (iii) reimburse the Executive for fees for memberships in such clubs and organizations and such other expenses as the Executive and the Bank shall mutually agree are appropriate for business purposes, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred. The Executive shall be responsible for the payment of any taxes on account of his or her personal use of the automobile provided by the Bank and on account of any other benefit provided herein.
Section 9.    Termination of Employment with Separation Benefits.
(a)    The Executive shall be entitled to the Separation benefits described herein in the event that his or her employment with the Bank terminates during the Employment Period under any of the following circumstances:
(i)    the Executive’s voluntary resignation from employment with the Bank within six (6) months following:

(A)    the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the office of Vice Chairman, Senior Executive Vice President and Chief Operating Officer (or a more senior office) of the Bank;
(B)    if the Executive is or becomes a member of the Board, the failure of the stockholders of the Bank to elect or re-elect the Executive to the Board or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election;
(C)    the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Bank of its material failure, whether by amendment of the Bank’s Charter or By-laws, action of the Board or the Bank’s stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in Section 3 of this Agreement as of the date hereof, unless, during such thirty (30) day period, the Bank cures such failure in a manner determined by the Executive, in his or her discretion, to be satisfactory;
(D)    the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive’s rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his or her total compensation package), unless, during such thirty (30) day period, the Bank cures such failure in a manner determined by the Executive, in his or her discretion, to be satisfactory; or
(E)    the relocation of the Executive’s principal place of employment, without his or her written consent, to a location outside of Nassau County and Queens County, New York;
(ii)    the termination of the Executive’s employment with the Bank for any other reason not described in Section 10(a).
In such event and subject to Section 27 of this Agreement, the Bank shall provide the benefits and pay to the Executive the amounts described in Section 9(b).
(b)    Upon the termination of the Executive’s employment with the Bank under circumstances described in Section 9(a) of this Agreement, the Bank shall pay and provide to the Executive (or, in the event of the Executive’s death following the Executive’s termination of employment, to his or her estate):

(i)    his or her earned but unpaid compensation (including, without limitation, all items which constitute wages under Section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this Section 9(b)) as of the date of the termination of his or her employment with the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in any event not later than thirty (30) days after termination of employment;
(ii)    the benefits, if any, to which he or she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank’s officers and employees, including the annual bonus (if any) to which he or she is entitled under any cash-based annual bonus or performance compensation plan in effect for the year in which his or her termination occurs, to be paid at the same time and on the terms and conditions (including but not limited to achievement of performance goals) applicable under the relevant plan;
(iii)    continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Remaining Unexpired Employment Period, coverage (including any co-payments and deductibles, but excluding any premium sharing arrangements, it being the intention of the parties to this Agreement that the premiums for such insurance benefits shall be the sole cost and expense of the Bank) equivalent to the coverage to which he or she would have been entitled under such plans (as in effect on the date of his or her termination of employment, or, if his or her termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater), if he or she had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary or compensation, as applicable, achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Bank;
(iv)    thirty (30) days following the Executive’s termination of employment with the Bank, a lump sum payment in an amount representing an estimate of the salary that the Executive would have earned if he or she had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Bank (the “Salary Separation Payment”). The Salary Separation Payment shall be computed using the following formula:
SSP    =    BS x NY
where:

“SSP” is the amount of the Salary Separation Payment, before the deduction of applicable federal, state and local withholding taxes;
“BS” is the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Bank;
“NY” is the Remaining Unexpired Employment Period expressed as a number of years and fractions of years.
The Salary Separation Payment shall be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination.
(v)    a lump sum payment (the “401(k) Separation Payment”) equal to an estimate of the additional employer contributions to which he or she would have been entitled under any and all qualified and non-qualified defined contribution pension plans, excluding the employee stock ownership plans, maintained by, or covering employees of, the Bank or any of its affiliates or subsidiaries as if he or she were 100% vested thereunder and had continued working for the Bank during the Remaining Unexpired Employment Period.
The 401(k) Separation Payment shall be calculated as follows:
401KSP = (401KC x NY) + UVB
where:
“401KSP” is the amount of the 401(k) Separation Payment, before the deduction of applicable federal, state and local withholding taxes;
“401KC” is the sum of the ”Company Contributions” as defined in the Bank’s Incentive Savings Plan or, if made under another defined contribution pension plan other than an employee stock ownership plan, the comparable contribution made for the benefit of the Executive during the one year period which shall end on the date of his or her termination of his or her employment with the Bank;
“NY” is the Remaining Unexpired Employment Period expressed as a number of years and fractions of years; and
“UVB” is the actual balance credited to the Executive’s account under the applicable plan at the date of his or her termination of employment that is not vested and does not become vested as a consequence of such termination of employment.
The 401(k) Separation Payment shall be converted into the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan. and, if there is no such non-qualified plan in effect on the date of this Agreement, in a lump sum.
(vi)    thirty (30) days following the Executive’s termination of employment with the Bank, the Bank shall make a lump sum payment to the Executive in an amount equal to the estimated potential annual bonuses or incentive compensation that the Executive was targeted to have earned if the Executive had continued working for the Bank during the Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Bank (the “Bonus Separation Payment”). The Bonus Separation Payment shall be computed using the following formula:
BSP = (BS x TIO x NY)
where:
“BSP” is the amount of the Bonus Separation Payment, before the deduction of applicable federal, state and local withholding taxes;
“BS” is the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Bank;
“TIO” is the target incentive opportunity (expressed as a percentage of base salary) established by the Compensation Committee of the Board for the Executive pursuant to the Astoria Financial Corporation Executive Officer Annual Incentive Plan in effect at the time immediately prior to the Executive’s termination of employment with the Bank; provided, however, that in the event of the Executive’s voluntary resignation pursuant to Section 9(a)(i) above following written notice of a reduction in the Executive’s target incentive opportunity that results in or contributes to a material adverse effect on the aggregate value of the Executive’s total compensation package, that is the basis for such resignation under Section 9(a)(i)(D) above, “TIO” is the target incentive opportunity in effect at the time immediately prior to the reduction that is the subject of such written notice; and
“NY” is the Remaining Unexpired Employment Period expressed as a number of years and fractions of years.
(vii)    at the election of the Bank made within thirty (30) days following the Executive’s termination of employment with the Bank, upon the surrender of options or appreciation rights issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Bank, a lump sum payment (the “Option Surrender Payment”). The Option Surrender Payment shall be calculated as follows:
OSP = (FMV - EP) x N

where:
“OSP” is the amount of the Option Surrender Payment, before the deduction of applicable federal, state and local withholding taxes;
“FMV” is the closing price of the Bank’s common stock on the NYSE, or on whatever other stock exchange or market such stock is publicly traded, on the date the Executive’s employment terminates or, if such day is not a day on which such securities are traded, on the most recent preceding trading day on which a trade occurs, provided however that if the option or stock appreciation right is for a security other than the Bank’s common stock, the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment shall be utilized;
“EP” is the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; and
“N” is the number of shares with respect to which options or appreciation rights are being surrendered.
For purposes of determining the Option Surrender Payment and for purposes of determining the Executive’s right following his or her termination of employment with the Bank to exercise any options or appreciation rights not surrendered pursuant hereto, the Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Bank, even if he or she is not vested under such plan or program;
(viii)    at the election of the Bank made within thirty (30) days following the Executive’s termination of employment with the Bank, upon the surrender of any shares or share units awarded to the Executive under any equity compensation plan maintained by, or covering employees of, the Bank, a lump sum payment (the “RRP Surrender Payment”) The RRP Surrender Payment shall be calculated as follows:
RSP = FMV x N
where:
“RSP” is the amount of the RRP Surrender Payment, before the deduction of applicable federal, state and local withholding taxes;
“FMV” is the closing price of the Bank’s common stock on the NYSE, or on whatever other stock exchange or market such stock is publicly traded, on the date the Executive’s employment terminates or, if such day is not a day on which such securities are traded, on the preceding trading day on which a trade occurs, provided however that if the restricted stock is a security other than the Bank’s common stock, the fair market value of a share of stock of the same class as the stock granted under such plan, determined as of the date of termination of employment shall be utilized; and
“N” is the number of shares or share units which are being surrendered.
For purposes of determining the RRP Surrender Payment and for purposes of determining the Executive’s right following his or her termination of employment with the Bank to any stock not surrendered pursuant hereto, the Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Bank, even if he or she is not vested under such plan provided, however, that any shares of restricted stock for which vesting is conditioned on the attainment of one or more performance goals, with the intent that the award of such shares should satisfy the requirements of qualified performance-based compensation (within the meaning of Treasury Regulation section 1.162-27(e)), shall vest only in accordance with the terms of the associated plan and award, and the Company’s right to elect to purchase such shares pursuant to this Section 9(b)(ix) shall not expire until thirty (30) days after such time as the vesting of such shares is no longer conditioned on the attainment of any such performance goal.
The Salary Separation Payment, the 401(k) Separation Payment, the Bonus Separation Payment, the Option Surrender Payment and the RRP Surrender Payment shall be computed at the expense of the Bank by an attorney of the firm of Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022 or, if such firm is unavailable or unwilling to perform such calculation, by a firm of independent certified public accountants selected by the Executive and reasonably satisfactory to the Bank (the “Computation Advisor”). The determination of the Computation Advisor as to the amount of such payments shall be final and binding in the absence of manifest error.
The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may elect to condition the payment of the Salary Separation Payment, the 401(k) Separation Payment, the Bonus Separation Payment, the Option Surrender Payment and the RRP Surrender Payment on the receipt of the Executive’s resignation from any and all positions which he or she holds as an officer, director or committee member with respect to the Bank, the Company or any subsidiary or affiliate of either of them; provided, however, that such election will only be effective if the Bank notifies the Executive of its election in writing within five (5) days of the Executive’s termination of employment.

Section 10.    Termination without Additional Bank Liability.
(a)    In the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of:
(i)    the discharge of the Executive for Cause, which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case measured against standards generally prevailing at the relevant time in the savings and community banking industry;
(ii)     the Executive’s voluntary resignation from employment with the Bank for reasons other than those specified in Section 9(a) or 11(b);
(iii)    the Executive’s death;
(iv)     a determination that the Executive is Disabled;
then the Bank, except as otherwise specifically provided herein, shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his or her death, to his or her estate) of the amounts or benefits provided in Section 9(b)(i) and (ii) of this Agreement (the “Standard Termination Entitlements”).
(b)    The cessation of employment of the Executive shall not be deemed to be for Cause within the meaning of Section 10(a)(i) unless and until:
(i)     the Board, by the affirmative vote of 75% of its entire membership, determines that the Executive is guilty of the conduct described in Section 10(a)(i) above measured against standards generally prevailing at the relevant time in the savings and community banking industry;
(ii)     prior to the vote contemplated by Section 10(b)(i), the Board shall provide the Executive with notice of the Bank’s intent to discharge the Executive for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and
(iii)     after the giving of the Notice of Intent to Discharge and before the taking of the vote contemplated by Section 10(b)(i), the Executive, together with the Executive’s legal counsel, if the Executive so desires, are afforded a reasonable opportunity to make both written and oral presentations before the Board for the purpose of refuting the alleged grounds for Cause for the Executive’s discharge; and
(iv)     after the vote contemplated by Section 10(b)(i), the Bank has furnished to the Executive a notice of termination which shall specify the effective date of the Executive’s termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board, certified by its corporate secretary, authorizing the termination of the Executive’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for the Executive’s discharge (the “Final Discharge Notice”).
If the Executive, during the ninety (90) day period commencing on the delivery by the Bank to the Executive of the Notice of Intent to Discharge specified in Section 10(b)(ii), resigns his or her employment with the Bank prior to the delivery to the Executive by the Bank of the Final Discharge Notice specified in Section 10(b)(iv), then the cessation of employment of the Executive shall be deemed to be for Cause.
Following the giving of a Notice of Intent to Discharge, the Bank may temporarily suspend the Executive’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Executive’s participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged or is discharged without Cause within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Executive is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than forty-five (45) days, but sooner than ninety (90) days, after the giving of the Notice of Intent to Discharge, all payments made to the Executive during the period beginning with the giving of the Notice of Intent to Discharge and ending with the Executive’s discharge with Cause shall be retained by the Executive and shall not be applied to offset the Standard Termination Entitlements. If the Bank does not give a Final Discharge Notice to the Executive within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive with Cause shall require the giving of a new Notice of Intent to Discharge. If the Executive resigns pursuant to Section 10(b), the Executive shall forfeit his or her right to suspended amounts that have not been restored as of the date of the Executive’s resignation or notice of resignation, whichever is earlier.
(c)    The Bank may terminate the Executive’s employment on the basis that the Executive is Disabled during the Employment Period upon a determination by the Board, by the affirmative vote of 75% of its entire membership, acting in reliance on the written advice of a New York State licensed medical doctor acceptable to it, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing the Executive’s assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing the Executive’s assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination. In such event:

(A)    The Bank shall pay and provide the Standard Termination Entitlements to the Executive;
(B)    In addition to the Standard Termination Entitlements, the Bank shall continue to pay to the Executive the Executive’s base salary, at the annual rate in effect for the Executive immediately prior to the termination of the Executive’s employment, during a period ending on the earliest of:
(I)    the expiration of one hundred and eighty (180) days after the date of termination of the Executive’s employment;
(II)    the date on which long-term disability insurance benefits are first payable to the Executive under any long-term disability insurance plan covering the Executive; or
(III)    the date of the Executive’s death.
A termination of employment due to Disability under this Section shall be effected by a notice of termination given to the Executive by the Bank and shall take effect on the later of the effective date of termination specified in such notice or, if no such date is specified, the date on which the notice of termination is deemed given to the Executive.
Section 11.    Termination Upon or Following a Change of Control.
(a)    A Change of Control of the Bank (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:
(i)    the consummation of a transaction that results in the reorganization, merger or consolidation of the Bank with one or more other persons, other than a transaction following which:
(A)    at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and
(B)    at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51 % of the securities entitled to vote generally in the election of directors of the Bank;

(ii)    the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert;
(iii)    a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution;
(iv)    the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:
(A)    individuals who were members of the Board on the Initial Effective Date; or
(B)    individuals who first became members of the Board after the Initial Effective Date either:
(I)    upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or
(II)    upon election by the stockholders of the Bank to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;
provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board; or
(v)    any event which would be described in Section 11(a)(i), (ii), (iii) or (iv) if the term “Company” were substituted for the term “Bank” therein or the term “Board of Directors of the Company” were substituted for the term “Board”.
In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank, the Company, or an affiliate or subsidiary of either of them, by the Bank, the Company, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 11 (a), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b)    In the event of a Change of Control, the Executive shall be entitled to the payments and benefits contemplated by Section 9(b) in the event of his or her termination of employment with the Bank under any of the circumstances described in Section 9(a) of this Agreement or under any of the following circumstances:
(i)    resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following his or her demotion, loss of title, office or significant authority or responsibility or following any reduction in any element of his or her package of compensation and benefits;
(ii)    resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following any relocation of his or her principal place of employment or any change in working conditions at such principal place of employment which the Executive, in his or her reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;
(iii)    resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following the failure of any successor to the Bank in the Change of Control to include the Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Bank which is at least as favorable to him or her; or
(iv)    resignation, voluntary or otherwise, for any reason whatsoever during the Employment Period within six months following the effective date of the Change of Control.
Section 12.    Covenant Not To Compete.
The Executive hereby covenants and agrees that, in the event of his or her termination of employment with the Bank prior to the expiration of the Employment Period, for a period of one (1) year following the date of his or her termination of employment with the Bank (or, if less, for the Remaining Unexpired Employment Period), the Executive shall not, without the written consent of the Bank, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working in any city, town or county in which the Bank or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of the Executive’s termination of employment; provided, however, that this Section 12 shall not apply if the Executive’s employment is terminated for the reasons set forth in Section 9(a); and for avoidance of doubt including 11(b); and provided, further, that if the Executive’s employment shall be terminated on account of Disability as provided in Section 10(c) of this Agreement, this Section 12 shall not prevent the Executive from accepting any position or performing any services if:

(a)    he or she first offers, by written notice, to accept a similar position with or perform similar services for the Bank on substantially the same terms and conditions and
(b)    the Bank declines to accept such offer within ten (10) days after such notice is given.
Section 13.    Confidentiality.
Unless the Executive obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of the Executive or any person or entity other than the Bank, any entity which is a subsidiary of the Bank or any entity which the Bank is a subsidiary of, any material document or information obtained from the Bank, or from its affiliates or subsidiaries, in the course of the Executive’s employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his or her own) until the same ceases to be material (or becomes so ascertainable or available); provided, however that nothing in this Section 13 shall prevent the Executive, with or without the Bank’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.
Section 14.    Solicitation.
The Executive hereby covenants and agrees that, for a period of one (1) year following the Executive’s termination of employment with the Bank, he or she shall not, without the written consent of the Bank, either directly or indirectly:
(a)    solicit, offer employment to or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank, the Company or any affiliate or subsidiary of either of them, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any city, town or county in which the Bank or the Company has an office or has filed an application for regulatory approval to establish an office;
(b)    provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any city, town or county in which the Bank or the Company has an office or has filed an application for regulatory approval to establish an office that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank, the Company, or any affiliate or subsidiary of either of them, to terminate his or her employment and accept employment, become affiliated with or provide services for compensation in any capacity whatsoever to any such savings bank, savings and loan association, bank, bank holding company, savings and loan holding company or other institution engaged in the business of accepting deposits and making loans; or
(c)    solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Bank, the Company, or any affiliate or subsidiary of either of them to terminate an existing business or commercial relationship with the Bank, the Company, or any affiliate or subsidiary of either of them.
Section 15.    No Effect on Employee Benefit Plans or Programs.
The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time.
Section 16.    Successors and Assigns.
This Agreement will inure to the benefit of and be binding upon the Executive, his or her legal representatives and testate or intestate distributees, and the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Bank’s obligations under this Agreement at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.
Section 17.    Notices.
Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:
Gerard C. Keegan
89 Eleventh Street
Garden City, New York 11530
If to the Bank:
Astoria Bank
One Astoria Bank Plaza
Lake Success, New York 11042-1085
Attention: General Counsel
with a copy to:
Arnold & Porter LLP
399 Park Avenue
New York, New York 10022
Attention:    Robert C. Azarow, Esq.
Section 18.    Indemnification for Attorneys’ Fees.
The Bank shall advance, indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by him or her in connection with or arising out of any action, suit or proceeding in which he or she may be involved, as a result of his or her efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that in the case of any action, suit or proceeding instituted prior to a Change of Control, the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Executive’s right to reimbursement; provided, however, that the Executive shall have submitted to the Company documentation supporting such expenses at such time and in such manner as the Company may reasonably require.
Section 19.    Severability.
A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 20.    Waiver.
Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
Section 21.    Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 22.    Governing Law.
This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.
Section 23.    Headings and Construction.
The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.
Section 24.    Entire Agreement: Modifications.
This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Bank shall reasonably deem necessary or appropriate to effect compliance with Section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under Section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Executive on a present value basis.
Section 25.    Survival.
The provisions of any sections of this Agreement which by its terms contemplates performance after the expiration or termination of this Agreement (including, but not limited to, Sections 6, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 26, 27, 28, 30 and 31) shall survive the expiration of the Employment Period or termination of this Agreement.

Section 26.    Equitable Remedies.
The Bank and the Executive hereby stipulate that money damages are an inadequate remedy for violations of Sections 6(a), 12, 13 or 14 of this Agreement and agree that equitable remedies, including, without limitations, the remedies of specific performance and injunctive relief, shall be available with respect to the enforcement of such provisions.
Section 27.    Required Regulatory Provisions.
The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:
(a)    Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive pursuant to Section 9(b) of this Agreement (exclusive of amounts described in Section 9(b)(i), (ii), (viii) or (ix)) exceed three times the Executive’s average annual total compensation for the last five consecutive calendar years to end prior to the Executive’s termination of employment with the Bank (or for the Executive’s entire period of employment with the Bank if less than five calendar years).
(b)    Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.
(c)    Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.
(d)    Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.
(e)    Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.
(f)    Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Currency or his or her designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); or (ii) by the Comptroller of the Currency or his or her designee at the time such Comptroller or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Comptroller to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.
If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.
Section 28.    No Offset or Recoupment; No Attachment.
The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank or any of its affiliates or subsidiaries may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
Section 29.    Compliance with Section 409A of the Code.
The Executive and the Bank acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”) and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Company agree that
(a)    the insurance benefits provided in Section 6(a) and the indemnification provided in section 6(b) are intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(10) as insurance and indemnification against claims based on acts or omissions as a service provider;
(b)    the expense reimbursements described in Section 8 and legal fee reimbursements described in Section 18 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;
(c)    the payment described in Section 9(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Company’s customary payment timing arrangement;

(d)    the benefits and payments described in Section 9(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms;
(e)    the welfare benefits provided in kind under Section 9(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income; and
(f)    the benefits and payments on a disability described in Section 10(c) are expected to be excepted from compliance with Section 409A as “disability pay” pursuant to Treasury Regulation section 1.409A-1(a)(5).
In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of the Executive’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his or her separation from service, the first day of the seventh month following the Executive’s separation from service. Each amount payable under this plan that is required to be deferred beyond the Executive’s separation from service, shall be deposited on the date on which, but for such deferral, the Bank would have paid such amount to the Executive, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Bank with the approval of the Executive (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Executive (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his or her hand, all as of the day and year first above written.

ATTEST:		ASTORIA BANK

Name:	/s/ David J. DeBaun	By:	/s/ Monte N. Redman
	David J. DeBaun	Name:	Monte N. Redman
		Title:	President and Chief Executive Officer
[Seal]

/s/ Gerard C. Keegan
Gerard C. Keegan

STATE OF NEW YORK ) ss.:
COUNTY OF NASSAU )
On this 16th day of October, 2014, before me, the undersigned, personally appeared Monte N. Redman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
/s/ Anna Knice
Notary Public

Anna Knice
Notary Public, State of New York
No. 4980431
Qualified in Suffolk County
Commission Expires: April 22, 2015

STATE OF NEW YORK ) ss.:
COUNTY OF NASSAU )
On this 16th day of October, 2014, before me, the undersigned, personally appeared Gerard C. Keegan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
/s/ Anna Knice
Notary Public

Anna Knice
Notary Public, State of New York
No. 4980431
Qualified in Suffolk County
Commission Expires: April 22, 2015